PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 23, 1998)

                              U.S. $2,000,000,000

                         SEARS ROEBUCK ACCEPTANCE CORP.
                           MEDIUM-TERM NOTES SERIES V
                    DUE AT LEAST 9 MONTHS FROM DATE OF ISSUE
                            ------------------------

    Sears Roebuck Acceptance Corp. ("SRAC") may offer from time to time up to U.S. $2,000,000,000 aggregate initial public offering price or its equivalent in foreign currencies (based on the applicable exchange rate at the time of offering), of its Medium-Term Notes Series V due at least 9 months from the date of issue, as selected by the purchaser and agreed to by SRAC. The Notes may be denominated in U.S. dollars or in such foreign currencies as may be designated by SRAC at the time of offering. The specific currencies, interest rates (including whether fixed or floating) and maturity dates of the Notes will be set forth in Pricing Supplements to this Prospectus Supplement.

    Purchasers of the Notes are required to pay for them in the currency specified in the Pricing Supplement by delivery of the requisite amount of the Specified Currency to an Agent, unless other arrangements have been made. Principal of and interest on the Notes are generally payable by SRAC in the Specified Currency. See "Currency Exchange and Other Information" and "Description of Notes."

    Except as described herein, interest on Fixed Rate Notes will be payable February 15 and August 15 of each year (or on either of such dates or on such other dates as specified therein and in the applicable Pricing Supplement) and at maturity. Interest on Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement.

    The Notes will not be redeemable prior to their Maturity Date unless either a Redemption Commencement Date or one or more Stated Redemption Dates are specified in the applicable Pricing Supplement. See "Description of Notes--Redemption. "

    The Notes will be issued only in a minimum denomination of U.S. $1,000 or the approximate equivalent thereof in the Specified Currency and (except as otherwise specified in the applicable Pricing Supplement) will initially be Book-Entry Notes represented by one or more Global Notes registered in the name of the depository's nominee as described herein. An interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the depository and its participants. Notes will be issued in fully registered, certificated form to owners of beneficial interests therein or their nominees, rather than to the depository's nominee, only as specified in the applicable Pricing Supplement, or under the limited circumstances described herein. See "Description of Notes--General" and "Description of Notes--Book-Entry Notes."
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
 SUPPLEMENT THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                                INITIAL PUBLIC                     AGENTS'                       PROCEEDS TO
                              OFFERING PRICE(1)               COMMISSIONS(2)(3)                SRAC(1)(2)(3)(4)
----------------------------------------------------------------------------------------------------------------------
Per Note..............               100%                        .125%-.750%                   99.250%-99.875%
Total(5)..............          $2,000,000,000              $2,500,000-$15,000,000      $1,985,000,000-$1,997,500,000

================================================================================
(1) Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.

(2) SRAC will pay to Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated or Salomon Brothers Inc (the "Agents") a commission of from .125% to .750% (or such other rate as may from time to time be negotiated between such Agent and SRAC), depending on maturity, of the principal amount of any Note sold through such Agent. SRAC has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) In addition to offers made by Agents, it is anticipated that SRAC will offer Notes directly to certain institutional investors in jurisdictions in which SRAC and its employees may be registered or qualified to do so or in transactions in which they are exempt from such registration or qualification. For sales made directly by SRAC, no commissions will be payable and the proceeds to SRAC will be the initial public offering price.

(4) Before deducting estimated expenses of $1,100,000 payable by SRAC, including $25,000 of estimated expenses of the Agents to be reimbursed by SRAC.

(5) Or the equivalent thereof in foreign currencies or currency units.
                            ------------------------

GOLDMAN, SACHS & CO.
             MERRILL LYNCH & CO.
                          MORGAN STANLEY DEAN WITTER
                                      SALOMON SMITH BARNEY
                                               SEARS ROEBUCK ACCEPTANCE CORP.
February 23, 1998

     The Agents have agreed to use their reasonable efforts to solicit offers to purchase Notes from time to time on behalf of SRAC. Notes may be sold to each of the Agents, as principal, at discounts equal to the commissions applicable to sales by Agents of Notes or, if so indicated in the applicable Pricing Supplement, at negotiated discounts, for resale in negotiated transactions, at fixed public offering prices or at varying prices related to prevailing prices determined at the time of resale. The Agents may act as agents for sales of Notes, or may offer the Notes they have purchased as principals, to or through dealers, and such dealers may receive compensation from the Agents. SRAC reserves the right to sell the Notes directly on its own behalf, and it is anticipated that SRAC will offer the Notes directly to certain institutional investors. SRAC also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. SRAC or the soliciting Agent may reject any order. See "Plan of Distribution."

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY ACCOMPANYING PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS SUPPLEMENT, ANY ACCOMPANYING PRICING SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY ACCOMPANYING PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SRAC SINCE THE DATE HEREOF OR THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes. Specifically, the Agents may over-allot in connection with the offering, may bid for, and purchase, the Notes in the open market and may impose penalty bids. In addition, the Agents may engage in passive market making. For a description of these activities, see "Plan of Distribution."
                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                   PROSPECTUS SUPPLEMENT
Interim Financial Information...............................     S-3
Currency Exchange and Other Information.....................     S-4
Description of Notes........................................     S-4
Foreign Currency Risks......................................    S-16
United States Tax Considerations............................    S-17
Plan of Distribution........................................    S-24
Legal Opinion...............................................    S-25
                         PROSPECTUS
Available Information.......................................       3
Reports to Holders of Debt Securities.......................       3
Incorporation of Certain Documents by Reference.............       3
Sears Roebuck Acceptance Corp...............................       4
Use of Proceeds.............................................       4
Summary Financial Information...............................       5
Ratio of Earnings to Fixed Charges..........................       6
Description of Debt Securities..............................       6
Plan of Distribution........................................      10
Legal Opinion...............................................      10
Experts.....................................................      10

                         INTERIM FINANCIAL INFORMATION

     The following table sets forth certain summary financial information of Sears Roebuck Acceptance Corp. (the "Company" or "SRAC") for the nine-month periods ended September 27, 1997 and September 28, 1996. The summary information is unaudited, but in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of operations of the Company have been included. The operating results for the nine-month period ended September 27, 1997 are not necessarily indicative of results to be expected for the full year. The summary information should be read in conjunction with the financial statements incorporated in the Prospectus by reference.

                                                                   NINE MONTHS ENDED
                                                                      (UNAUDITED)
                                                             -----------------------------
                                                             SEPTEMBER 27,   SEPTEMBER 28,
                                                                 1997            1996
                                                             -------------   -------------
                                                                 (DOLLARS IN MILLIONS)
Operating Results
Total revenues..............................................    $   667         $   486
Interest and related expenses...............................        532             385
Total expenses..............................................        533             386
Income taxes................................................         47              35
Net income..................................................         87              65
Financial Position (period end)
Assets
  Notes of Sears............................................    $14,162         $11,677
  Receivable balances purchased from Sears..................         85              96
  Total assets..............................................     14,384          12,200
Liabilities
  Commercial paper..........................................      4,031           4,660
  Agreements with bank trust departments....................         --              71
  Intermediate-term loans...................................        300             945
  Medium-term notes.........................................      5,358           3,773
  Discrete underwritten debt................................      2,550             998
  Total liabilities.........................................     12,410          10,540
Sears, Roebuck and Co. investment in the Company
  Capital stock (including capital in excess of par
  value)....................................................        585             385
  Retained income...........................................      1,389           1,275
Other Pertinent Data
Contractual Credit Facilities (quarter-end).................    $ 5,040         $ 5,040

     During the nine months ended September 27, 1997, the Company's revenues increased 37% to $667 million from $486 million in the comparable 1996 period. The increase in revenue is attributable to a $3.0 billion increase in SRAC's average earning assets compared to the first nine months of 1996 in response to Sears funding requirements.

     The Company's interest and related expenses increased 38% to $532 million from $385 million for the nine months ended September 27, 1997 as compared to the comparable 1996 period. The Company's cost of short-term funds averaged 5.53% compared to 5.50% for the same period in 1996. The Company's short-term borrowings averaged $3.7 billion compared to the respective 1996 level of $4.6 billion. The Company's long-term debt averaged $7.6 billion compared with $4.1 billion in the first nine months of 1996.

     The Company's net income of $87 million for the first nine months of 1997 reflects an increase of 34% over the comparable 1996 period amount of $65 million. The Company's ratio of earnings to fixed charges was 1.25 compared to
1.26 for the comparable 1996 period.

                    CURRENCY EXCHANGE AND OTHER INFORMATION

     Purchasers are required to pay for the Medium-Term Notes Series V (the "Notes") in the currency specified in the applicable Pricing Supplement (the "Specified Currency"). Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. However, since December 31, 1989, the Federal Reserve Board no longer objects to the establishment by U.S. banks of non-U.S. dollar denominated checking or savings account facilities in the United States. Principal and interest payments in respect of the Notes will be made in the Specified Currency unless such Specified Currency is unavailable due to circumstances beyond the control of SRAC. See "Foreign Currency Risks" and "Description of Notes."

     References herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

                              DESCRIPTION OF NOTES

     The following description, which sets forth the particular terms of the Notes offered hereby (referred to in the Prospectus as the "Offered Debt Securities"), except to the extent otherwise specified in the applicable Pricing Supplement, supplements the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made. The applicable Pricing Supplement may specify different or additional terms. Reference should be made to the Prospectus and the Indenture under which the Notes will be issued for the definitions of certain capitalized terms used herein.

GENERAL

     The Notes are to be issued under an Indenture (the "Indenture"), dated as of May 15, 1995, between SRAC and The Chase Manhattan Bank, as Trustee. A copy of the Indenture has been filed with the Commission and is hereby incorporated by reference as part of the Registration Statement.

     The authorized denominations of Notes denominated in U.S. dollars will be U.S. $1,000 and any larger amount in integral multiples of $1,000. The authorized denominations of Notes denominated in a Specified Currency other than U.S. dollars will be the equivalent, as determined by the Market Exchange Rate (as defined below) on the Business Day (as defined below) immediately preceding the date on which SRAC accepts an offer to purchase such Notes, of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency) and any larger amount in integral multiples of 1,000 units. The Market Exchange Rate on a given date for a given Specified Currency is the noon buying rate in the City of New York for cable transfers for such Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York; provided, however, that in the case of European Currency Units, Market Exchange Rate shall mean the rate of exchange determined by the Council of European Communities (or any successor thereto) as published on such date or the most recently available date in the Official Journal of the European Communities (or any successor publication).

     The Maturity Date (as defined below) of the Notes will be at least nine months from the date of issue, each as selected by the purchaser and agreed to by SRAC. The Notes will constitute a single series of Debt Securities under the Indenture, which is unlimited in aggregate principal amount. The aggregate amount of Notes that may be offered hereunder will be reduced by the aggregate initial public offering price of any other Debt Securities issued by SRAC pursuant to the Registration Statement that includes the accompanying Prospectus.

     The Notes are issuable in registered form only, without coupons, as Book-Entry Notes initially represented by one or more global notes (each a "Global Note") registered in the name of Cede & Co. ("Cede"), as the nominee of The Depository Trust Company ("DTC," and, together with any successor depository selected by SRAC, the "Depository"), except that Notes in fully registered, certificated form ("Certificated Notes") will be issued to, and registered in the names of, owners of beneficial interests therein or their nominees if so specified in the applicable Pricing Supplement or under the limited circumstances described under "Book-Entry Notes." All Book-Entry Notes having the same terms, including, but not limited to, Interest Payment Dates, interest rate, Maturity Date, and redemption or repayment provisions may be represented by a single Global Note. A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Payments of principal and interest on Book-Entry Notes will be made by the Trustee to the Depository. See "--Book-Entry Notes."

     Unless previously redeemed or repaid, a Note will mature on the date (the "Maturity Date") that is specified on the face thereof and in the applicable Pricing Supplement.

     The Notes will be unsecured obligations of SRAC and will be identical except for currency denomination, interest rate, Interest Payment Dates, Maturity Date, issue date and applicable redemption or repayment provisions. The Notes will not be subject to any sinking fund.

     Notes will be sold in individual issues of Notes having such interest rates or interest rate formulas, Maturity Dates and dates of original issuance as shall be selected by the initial purchasers and agreed to by SRAC. Each Note will bear interest at a fixed rate or at a rate determined by reference to one or more of the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, the CMT Rate or the Federal Funds Rate, or such other interest rate formula as is set forth in the applicable Pricing Supplement, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Note (as such terms are defined below). See "Description of Notes--Interest Rate."

     The term "Business Day" as used herein means each Monday, Tuesday, Wednesday, Thursday or Friday (a) that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware, the City of Chicago, Illinois, the City of New York, New York or the city in which the principal corporate trust office of the Trustee is located, and (b) with respect to Notes denominated in a Specified Currency other than U.S. dollars, any such day that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware, the City of Chicago, Illinois, the City of New York, New York, or the principal financial center of the country of the Specified Currency (which in the case of European Currency Units will be Brussels), and (c) with respect to LIBOR Notes, that is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market and that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware, the City of Chicago, Illinois or the City of New York, New York.

INTEREST RATE

     Each Note will bear interest from and including its date of issue or from and including the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment in accordance with the terms thereof. Interest will be payable on each Interest Payment Date and at maturity as specified below under "Payment of Principal and Interest."

     Each Note will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or (b) a variable rate (a "Floating Rate Note") determined by reference to the specified Interest Rate Basis (as defined below), which will be adjusted by adding or subtracting any applicable Spread or multiplying by any applicable Spread Multiplier. A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). The "Spread" is the number of basis points, if any, specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note and the

"Spread Multiplier" is the percentage, if any, specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. "Market Day" means (a) with respect to any Note, any day which is not a legal holiday for banking institutions in the City of New York, and (b) with respect to any LIBOR Note, any such day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank will be the calculation agent (the "Calculation Agent") with respect to Floating Rate Notes.

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note. The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis (the "Interest Rate Basis") for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note will be one or more of: (a) the Commercial Paper Rate, in which case such Floating Rate Note will be a Commercial Paper Rate Note; (b) the Prime Rate, in which case such Floating Rate Note will be a Prime Rate Note; (c) LIBOR, in which case such Floating Rate Note will be a LIBOR Note; (d) the Treasury Rate, in which case such Floating Rate Note will be a Treasury Rate Note; (e) the CD Rate, in which case such Floating Rate Note will be a CD Rate Note; (f) the CMT Rate, in which case such Floating Rate Note will be a CMT Rate Note; (g) the Federal Funds Rate, in which case such Floating Rate Note will be a Federal Funds Rate Note; or (h) such other interest rate formula as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note will specify the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread, the Spread Multiplier, the Maximum Rate, the Minimum Rate, the Interest Payment Dates, the Regular Record Dates, the Interest Determination Dates (including the date as of which the Initial Interest Rate is set (the "Initial Interest Determination Date")) and the Interest Reset Dates with respect to such Note.

     The initial rate of interest (the "Initial Interest Rate") on each Floating Rate Note will be set on the Initial Interest Determination Date and reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Except for the Initial Interest Determination Date, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of February, May, August and November; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

     The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Interest Determination Date"), for a LIBOR Note (the "LIBOR Interest Determination Date"), for a CD Rate Note (the "CD Interest Determination Date"), for a CMT Rate Note (the "CMT Interest Determination Date") and for a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") will be the second Market Day preceding such Interest Reset Date, except in the case of the Initial Interest Determination Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination

Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned, except in the case of the Initial Interest Determination Date. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week, except in the case of the Initial Interest Determination Date. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Market Day immediately following such auction date, except in the case of the Initial Interest Determination Date.

     All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded to 9.87655% or (.0987655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, except in the case of the Initial Interest Determination Date, for which the Calculation Date will be the Initial Interest Determination Date as specified in the applicable Pricing Supplement, or (ii) the Business Day immediately preceding the applicable Interest Payment Date, Maturity Date or Redemption Date.

     Interest rates will be determined by the Calculation Agent as follows:

  COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of such Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper -- Nonfinancial," or such other heading representing commercial paper of non-financial issuers whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency. In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield of such rate on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" means the rate for which is quoted on a bank discount basis, a yield (expressed as a percentage) calculated in accordance with the following formula:


                                    D  X  360
       Money Market Yield =   --------------------- X 100
                                  360 - (D X M)

where "D" refers to the per annum rate for a security, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the number of days in the period for which accrued interest is being calculated.

  PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) and will be payable on the dates specified on the face of such Prime Rate Notes and in the applicable Pricing Supplement.

     "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Interest Determination Date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuter Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Prime Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Prime Interest Determination Date.

  LIBOR NOTES

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) and will be payable on the dates specified on the face of such LIBOR Notes and in the applicable Pricing Supplement.

     "LIBOR" with respect to any Interest Reset Date will be determined by the Calculation Agent in accordance with the following provisions:

          (i) On the relevant LIBOR Interest Determination Date, LIBOR will be the rate for deposits in U.S. dollars having the specified Index Maturity, commencing on the second Market Day immediately following such LIBOR Interest Determination Date (or, in the case of the Initial Interest Determination Date, on such Initial Interest Determination Date), that appears on the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace 3750 on that service for the purposes of displaying London interbank offered rates of major banks) ("Telerate Page 3750") as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If such rate does not appear on Telerate Page 3750, LIBOR with respect to such Interest Reset Date will be determined as described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which no such rate appears on the Telerate Page 3750 as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second Market Day immediately following such LIBOR Interest Determination Date (or, in the case of the Initial Interest Determination Date, on such Initial Interest Determination Date), and in a principal amount equal to an amount of not less than U.S. $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in the City of New York, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks having the specified Index Maturity commencing on the Interest Reset Date and in a Representative Amount; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR with respect to such Interest Reset Date will be the LIBOR in effect on such LIBOR Interest Determination Date.

  TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) and will be payable on the dates specified on the face of such Treasury Rate Notes and in the applicable Pricing Supplement.

     "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 9:00 A.M., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market." In the event such rate is not so published by 3:00 P.M., New York City time, on the relevant Calculation Date the Treasury Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

  CD RATE NOTES

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) and will be payable on the dates specified on the face of such CD Rate Notes and in the applicable Pricing Supplement.

     "CD Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in the City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on such CD Interest Determination Date.

  CMT RATE NOTES

     CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) and will be payable on the dates specified on the face of such CMT Rate Notes and in the applicable Pricing Supplement.

     "CMT Rate" means, with respect to any Interest Reset Date, the rate for the relevant CMT Interest Determination Date displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the relevant Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the relevant Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not published by 3:00 P.M., New York City time, on the relevant

Calculation Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

  FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of such Federal Funds Rate Notes and in the applicable Pricing Supplement.

     "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in the City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

  PAYMENT OF PRINCIPAL AND INTEREST

     The principal of, premium, if any, and interest on the Notes is payable by SRAC in the Specified Currency. Interest payable on any Interest Payment Date (other than Defaulted Interest) shall be payable to the person who is the registered Holder at the close of business on the immediately preceding Regular Record Date. Cede & Co. will initially be the registered Holder of the Global Notes. See "--Book-Entry Notes." The "Regular Record Date" with respect to any Floating Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day, and the "Regular Record Date" with respect to any Fixed Rate Note shall be the February 1 or August 1 next preceding any February 15 or August 15 Interest Payment Date and the date 15 calendar days prior to any other Interest Payment Date, regardless of whether such date shall be a Business Day. Interest payable on a Redemption Date or Maturity Date (other than a Redemption Date or Maturity Date occurring on an Interest Payment Date) will be paid to the same person to whom the principal amount is payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date.

     Except as provided below, interest will be payable (i) in the case of Fixed Rate Notes, on February 15 and August 15 of each year (or on either of such dates or on such other dates as specified in the applicable Pricing Supplement);
(ii) in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of February, May, August and November of each year (as indicated in the applicable Pricing Supplement); (iii) in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of February, May, August and November of each year; (iv) in the case of Floating Rate Notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement;
(v) in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"); and (vi) in each case, at maturity.

     If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the interest payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date.

     If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the next succeeding Business Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Business Day).

     If the Maturity Date of any Note falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no interest on such payment shall accrue for the period from and after the Maturity Date.

     Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date, Maturity Date or Redemption Date will include interest accrued to but excluding such Interest Payment Date, Maturity Date or Redemption Date, provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on such Floating Rate Note on any Interest Payment Date, other than interest payable on the date on which principal on any such Floating Rate Note is payable, will include interest accrued to but excluding the day following the next preceding Regular Record Date.

     Unless otherwise specified in the applicable Pricing Supplement with respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. The applicable interest rate on any Interest Reset Date will be the interest rate as reset on such date. The applicable interest rate on any other day will be the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Payment of interest will be made by wire transfer to any Holder of $10,000,000 or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date, and payments of principal will be made by wire transfer to any Holder of $10,000,000 or more in aggregate principal amount of Certificated Notes having the same Maturity Date or Redemption Date or repayment, if the Holder thereof shall have designated in writing to the Trustee an account with a bank located in the country issuing the Specified Currency or such other country as shall be satisfactory to SRAC and the Trustee. If any payment of interest is to be made by wire transfer, such information must be received by the Trustee at its corporate trust office in the City of New York on or prior to the Regular Record Date for an Interest Payment Date. The Trustee will, subject to applicable laws and regulations and until it receives notice to the contrary, make such payment to such Holder by wire transfer to the designated account. If a payment of interest is not made by wire transfer for any reason, payment will be made by check. Checks for payment of interest on an Interest Payment Date will be mailed to the Holder at the address of such Holder appearing on the Security Register on the applicable Regular Record Date. See "Payment Currency" and "Important Currency Exchange Information."

     To receive payment upon redemption, repayment or at maturity of a U.S. dollar denominated Certificated Note, a Holder must make presentation and surrender of such Note on or before the Redemption Date or Maturity Date, as applicable. Payment will be by check unless proper wire transfer instructions are on file with the Trustee or are received at presentment. To receive payment upon redemption, repayment or at maturity of a Note denominated in a Foreign Currency, a Holder must make presentation and surrender not less than two Business Days prior to the Redemption Date or Maturity Date, as applicable. Upon presentation and surrender of a Note denominated in a Foreign Currency at any time after the date two Business Days prior to the Redemption Date or Maturity Date, as applicable, SRAC will pay the principal and interest due upon redemption, repayment or at maturity (unless the Redemption Date or Maturity Date is an Interest Payment Date) two Business Days after such presentation and surrender.

     SRAC will pay any administrative costs imposed by banks in connection with sending payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which payments are made.

     For further information concerning payments of principal and interest on Book-Entry Notes, see "--Book-Entry Notes."

REDEMPTION

     The Notes will not be redeemable prior to their Stated Maturity Date unless either (i) a date from and after which the Notes are redeemable at the option of SRAC (a "Redemption Commencement Date"), or (ii) a date or dates on which the Notes are redeemable at the option of SRAC, or repayable at the option of the Holder, or both (each such date, a "Stated Redemption Date"), is specified in the applicable Pricing Supplement. If the Notes are redeemable at the option of SRAC or repayable at the option of the Holder, the price or prices at which such redemption may occur (each, a "Redemption Price") will also be specified in the applicable Pricing Supplement. Any date on which Notes are actually redeemed or repaid shall be a "Redemption Date."

     If a Redemption Commencement Date is specified in a Pricing Supplement with respect to any Notes, such Notes will be redeemable at the option of SRAC, in whole or in part, at any time upon not less than 30 nor more than 60 days' notice, at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date. If one or more Stated Redemption Dates are specified in a Pricing Supplement with respect to any Note, such Note will be redeemable or repayable in whole or in part on each such Stated Redemption Date, and such Pricing Supplement will specify the notice period during which the option to redeem or to be repaid may be exercised, the methods by which a notice of redemption or repayment may be delivered and whether the option to redeem or to be repaid may be exercised by SRAC, the Holder of such Note or both. Redemption or repayment of Global Notes (and notice thereof) shall be made in accordance with applicable procedures of the depository.

PAYMENT CURRENCY

     If the principal of, premium, if any, or interest on any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond its control, SRAC will be entitled to satisfy its obligations to Holders of the Notes by making such payment in U.S. dollars on the basis of the most recently available Market Exchange Rate. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute a default under the Indenture.

INDEXED NOTES

     The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date at least nine months from the date of original issue or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity or amount of interest payable, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal income tax considerations will be described in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that SRAC believes to be reliable, but SRAC takes no responsibility for the accuracy thereof.

     Book-Entry Notes will initially be represented by one or more Global Notes registered in the name of the nominee of DTC except as set forth below. Book-Entry Notes will be available for purchase in minimum denominations of $1,000 and any larger amount in integral multiples of $1,000 in book-entry form. SRAC has been informed by DTC that DTC's nominee will be Cede & Co., as nominee of DTC. Accordingly, Cede & Co. is expected to be the registered Holder of the Global Notes. Unless and until Certificated Notes are issued under the limited circumstances described herein, no person acquiring an interest in the Book-Entry Notes (a "Book-Entry Note Owner") will be entitled to receive a certificate representing such person's interest in the Book-Entry Notes, all references herein or in the Prospectus to actions by Holders shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein or in the Prospectus to payments to Holders shall refer to payments to DTC or Cede & Co., as the registered Holder of the Global Notes, for distribution to Book-Entry Note Owners in accordance with DTC procedures.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Book-Entry Note Owners that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Book-Entry Notes may do so only through Participants and Indirect Participants. In addition, Book-Entry Note Owners will receive all payments of principal, premium, if any, and interest from the Trustee through Participants and, if applicable, Indirect Participants. Under a book-entry format, Book-Entry Note Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede & Co., as nominee of DTC. DTC will forward such payments to its Participants which thereafter will forward them to Indirect Participants or Book-Entry Note Owners. Book-Entry Note Owners will not be recognized by the Trustee as Holders, as such term is used in the Indenture, and Book-Entry Note Owners will only be permitted to exercise the rights of Holders indirectly through DTC and its Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Book-Entry Notes and is required to receive and transmit payments of principal, premium, if any, and interest on the Book-Entry Notes. Participants and Indirect Participants with which Book-Entry Note Owners have accounts with respect to the Book-Entry Notes similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Book-Entry Note Owners.

     Because DTC can only act on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a Book-Entry Note Owner to pledge Book-Entry Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such Book-Entry Notes, may be limited due to the lack of a physical certificate for such Book-Entry Notes.

     DTC has advised SRAC that it will take any action permitted to be taken by a Holder under the Indenture only at the direction of one or more Participants to whose account with DTC the Book-Entry Notes are credited.

     Certificated Notes will be issued to Book-Entry Note Owners or their nominees, rather than to DTC or its nominees, only if (i) SRAC advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Notes, and the Trustee or SRAC is unable to locate a qualified successor, or (ii) SRAC, at its option, elects to terminate the book-entry system through DTC.

     Upon the occurrence of either of the events described in the immediately preceding paragraph, DTC is required to notify all Participants of the availability through DTC of Certificated Notes. Upon surrender by DTC of a Global Note representing the Book-Entry Notes and instructions for re-registration, the Trustee will issue the Book-Entry Notes in the form of Certificated Notes, and thereafter the Trustee will recognize the registered holders of such Certificated Notes as Holders under the Indenture.

MODIFICATION OR AMENDMENT OF THE INDENTURE

     For the purpose of determining whether the consent of Holders of the requisite percentage of principal amount of Notes to a modification or alteration of the Indenture has been obtained, the principal amount of Notes denominated in a Foreign Currency will be the amount in U.S. dollars based upon the Market Exchange Rate for such Foreign Currency on the latest date for which such rate was established on or before the date for determining the Holders entitled to perform such act. (Section 2.11). See "Description of Debt Securities--Modification or Amendment of the Indenture" in the Prospectus.

                             FOREIGN CURRENCY RISKS

     Exchange Rates and Exchange Controls. An investment in securities denominated in foreign currencies entails significant risks that are not associated with investments denominated in U.S. dollars. Such risks ("Foreign Currency Risks") include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Foreign Currency Risks generally depend on economic and political events over which SRAC has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. On a U.S. dollar basis, depreciation of the currency specified in a Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate and in certain circumstances could result in a loss to the investor.

     FACTORS PRODUCING FOREIGN CURRENCY RISKS, INCLUDING RATES OF EXCHANGE, CHANGE CONTINUOUSLY. THIS PROSPECTUS SUPPLEMENT CONTAINS A SUMMARY OF CERTAIN RISKS OF AN INVESTMENT IN THE NOTES THAT RESULT FROM THE NOTES BEING DENOMINATED IN A FOREIGN CURRENCY. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN THE NOTES. THE NOTES, WHEN DENOMINATED IN OTHER THAN U.S. DOLLARS, ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS THAT ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and SRAC disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

     Governments have imposed from time to time and may in the future impose exchange controls, which could affect exchange rates, as well as the availability of a Specified Currency at the time of an interest payment on a Note. Even if there were no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at the time of such payments. In that event, SRAC will make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the last available Market Exchange Rate. See "Description of Notes--Payment Currency."

     With respect to any Note denominated in other than U.S. dollars, the Pricing Supplement will include information with respect to the applicable Specified Currency (which supplement shall include information with respect to applicable current foreign exchange controls, if any). The information therein concerning rates of exchange is furnished as a matter of information only and should not be regarded as indicative of the range of, or trends, in fluctuations in currency exchange rates that may occur in the future.

     Governing Law and Judgments. The Notes will be governed by and construed in accordance with the laws of the State of Delaware. If an action based on the Notes resulted in a judgment against SRAC in a court in the United States, it is likely that the court would grant judgment relating to the Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be that in effect on the date of default, the date the judgment was rendered, or some other date.

                        UNITED STATES TAX CONSIDERATIONS

     The following summary of the principal United States federal income tax consequences of the ownership of Notes is based upon the opinion, set forth in full below, of Baker & McKenzie, special United States tax counsel to SRAC. For purposes of this discussion of United States Tax Considerations, with respect to Book-Entry Notes, the term "Holder" refers only to Book-Entry Note Owners, and with respect to Certificated Notes, the term "Holder" refers to the registered Holder. The discussion deals only with Notes held as capital assets and does not deal with special tax situations, such as dealers in securities or currencies, Holders whose functional currency is not the United States dollar, or persons holding Notes as a hedge against currency risks or as part of a larger integrated financial transaction. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations and any consequences arising under the laws of any other taxing jurisdiction.

     Notes may be issued under the Indenture providing for payments of principal in amounts to be determined by reference to an index. Notes may also be issued under the Indenture with a term of 12 months or less at issue prices of less than their stated redemption price at maturity, giving rise to original issue discount for federal income tax purposes. Notes may also be issued under the Indenture which are denominated in more than one currency. Federal income tax consequences and other special considerations applicable to any such Notes will be described in the Pricing Supplement relating thereto. Certain Notes bearing original issue discount and certain Floating Rate Notes, in either case with a maturity date more than five years from the issue date, may constitute "high yield original issue discount obligations" for federal income tax purposes. The United States federal income and estate tax consequences for Holders of Notes constituting high yield original issue discount obligations will be discussed in the Pricing Supplements relating to any such Notes.

     Unless otherwise stated in a Pricing Supplement, in the opinion of Baker & McKenzie, all Notes issued under the Indenture will be properly characterized as indebtedness of SRAC, and SRAC will so characterize all such Notes for all United States federal income tax purposes. This characterization by SRAC will be binding on every Holder of a Note, unless the Holder discloses its inconsistent characterization on such Holder's federal income tax return. The Internal Revenue Service will not be bound by the characterization of the Notes by SRAC and the Holders.

UNITED STATES HOLDERS

     As used herein, "United States Holder" means a Holder of a Note who is, or which is, a United States Person. A "United States Person" is (i) a citizen or resident of the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, including the Commonwealth of Puerto Rico (the "United States"),
(ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State (unless, in the case of a partnership, future Treasury regulations otherwise provide) and (iii) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.

     Payments of Interest and Original Issue Discount. Stated interest on a Note (whether in a foreign currency or U.S. dollars) will be taxable to a United States Holder as ordinary interest income at the time it accrues or is paid in accordance with the United States Holder's method of accounting for tax purposes, subject to the discussion in the succeeding paragraphs.

     If Notes are issued at a discount from their stated redemption price at maturity equal to or more than one-fourth of one percent of the stated redemption price at maturity multiplied by the number of full years to maturity, such Notes will be original issue discount obligations ("Original Issue Discount Notes"). The difference between the issue price and the stated redemption price at maturity of each such Original Issue Discount Note will constitute original issue discount ("Original Issue Discount"). The stated redemption price at maturity will include all payments other than interest based on a fixed rate or, unless otherwise stated in a Pricing Supplement, a floating rate, payable unconditionally at intervals of one year or less during the entire term of the Original Issue Discount Notes ("Stated Interest").

     Each initial Holder of an Original Issue Discount Note will be required to include in gross income in each taxable year during which the Original Issue Discount Note is held, a portion of the Original Issue Discount calculated on a yield to maturity basis in addition to Stated Interest, if any, paid on such Note, regardless of the United States Holder's method of accounting for tax purposes. A United States Holder should be aware that, because of the above original issue discount rules, such Holder will be required to include increasingly greater amounts of Original Issue Discount in gross income in each successive accrual period in advance of the receipt of the cash attributable to such Original Issue Discount income.

     A United States Holder of an Original Issue Discount Note must include in gross income the sum of the daily portions of Original Issue Discount with respect to an Original Issue Discount Note for each day during the taxable year such Holder holds such Note. The daily portion is determined by allocating to each day of the accrual period a ratable portion of an amount equal to the excess of (i) the Adjusted Issue Price (as defined below) of the Original Issue Discount Note at the beginning of the accrual period multiplied by the yield to maturity of such Note (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period) over (ii) the amount payable as Stated Interest, if any, on such Note during such accrual period. United States Holders may accrue Original Issue Discount using accrual periods of any length, and such accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period must be no longer than one year and each scheduled payment of principal or interest must occur either on the final day of an accrual period or on the first day of any accrual period.

     The "Adjusted Issue Price" of an Original Issue Discount Note at the start of any accrual period is the issue price of the Original Issue Discount Note increased by the amount of Original Issue Discount accrued during all prior accrual periods. A United States Holder of an Original Issue Discount Note must include in income accrued Original Issue Discount regardless of whether such Holder uses a cash receipts and disbursements method of tax accounting or an accrual basis of tax accounting.

     The face of each Original Issue Discount Note will set forth the issue date, issue price, yield to maturity, amount of Original Issue Discount and any other information required by Treasury regulations. SRAC will furnish to the Internal Revenue Service the amount of Original Issue Discount, the issue date and any additional information required by Treasury regulations. Holders, including subsequent Holders, will be required to determine for themselves the reportable amount of Original Issue Discount income for a year.

     For a Holder who uses a cash receipts and disbursements basis of tax accounting, if a receipt of payment of stated interest is denominated in a foreign currency, the amount of interest income will be the U.S. dollar value of the foreign currency payment amount translated at the spot rate on the payment date, regardless of whether the payment is in fact converted to U.S. dollars. For a Holder who uses an accrual basis of tax accounting, if an accrual of interest is denominated in a foreign currency, the amount of interest income will be the U.S. dollar value of the amount of interest accrued in foreign currency translated at the appropriate accrual translation rate. The "appropriate accrual translation rate" is the average spot rate in effect during such accrual period or, at the Holder's election, the spot rate on the last day of such accrual period (or on the day of receipt of such interest if such day is within five days of the end of the applicable accrual period). If the latter translation convention is elected, such convention will apply with respect to all other debt instruments held by the Holder during or after the taxable year for which the election is made. Upon receipt of the interest payment in foreign currency or upon disposition of the Note, a Holder will recognize currency gain or loss with respect to the accrued interest equal to the difference between the Holder's accrued foreign currency interest income translated at the appropriate accrual translation rate and the U.S. dollar value of the foreign currency payment translated at the spot rate on the payment date, regardless of whether the payment is in fact converted to U.S. dollars.

     In the case of Original Issue Discount Notes, Treasury regulations provide similar rules for both cash basis and accrual basis United States Holders for calculating currency gain or loss with respect to accrued Original Issue Discount. Original Issue Discount will accrue in the currency in which the Note is denominated and will be translated into U.S. dollars at the appropriate accrual translation rate. Upon receipt of the accrued Original Issue Discount or the disposition of the Note, such a Holder will recognize currency gain or loss with respect to the accrued Original Issue Discount equal to the difference between the Holder's accrued Original Issue Discount income translated at the appropriate accrual translation rate and the U.S. dollar value of the foreign currency payment translated at the spot rate on the payment date or the date of disposition.

     Currency gain or loss recognized by a Holder upon receipt of a foreign currency payment will be treated as ordinary income or loss. In accordance with current Treasury regulations, currency gain or loss will not be treated as interest income or expense.

     If a United States Holder acquires a Note (including an Original Issue Discount Note) other than upon original issue for an amount less than the principal amount or, in the case of an Original Issue Discount Note, less than the Revised Issue Price (defined as the sum of the issue price of the Note and the aggregate amount of Original Issue Discount includible in gross income for all periods prior to the acquisition without regard to acquisition premium) of such Original Issue Discount Note on the date of acquisition, the Note may be considered to be a "market discount bond." As a result, a portion of the gain on the sale or redemption of the Note (see "United States Tax Considerations--United States Holders--Purchase, Sale and Redemption of Notes") equal to the amount of market discount accrued with respect to the Note while it was held by the United States Holder will be treated as interest income. In addition, interest on indebtedness incurred or continued to purchase or carry a Note that is a market discount bond, to the extent that it exceeds in any year the interest (including Original Issue Discount) on the Note includible in the United States Holder's income for that year, may not be fully deductible in that year. The foregoing market discount rules will not apply if the United States Holder elects to include in income in each taxable year the portion of the market discount attributable to that year (accrued on either a straight line or constant interest rate basis) with respect to all market discount bonds acquired during or after the taxable year in which such election is made. In the case of a Note denominated in a foreign currency, the amount of market discount will be determined in units of foreign currency in which the Note is denominated. Unless the Holder elects to include in income in each taxable year such market discount, the resultant market discount is required to be translated at the spot rate on the date of sale or redemption of the Note. No part of such market discount is treated as currency gain or loss. If the Holder elects to include in income in each taxable year such market discount, the accrued market discount currently includible in income will be translated at the average spot rate for the accrual period. Currency gain or loss with respect to accrued market discount currently includible in income will be determined in a manner similar to that for accrued Original Issue Discount as discussed above.

     If a United States Holder acquires a Note for an amount more than the principal amount of the Note (or the stated redemption price at maturity of a Note that is an Original Issue Discount Note), a Holder may elect to amortize such bond premium under a constant yield method as an offset against the interest income on the Note. In the case of a Note denominated in a foreign currency, the amount of bond premium will be determined in units of the foreign currency in which the Note is denominated. If a Holder elects to amortize such bond premium, the amount of accrued bond premium in units of foreign currency in each taxable year will reduce interest income in units of foreign currency for such taxable year. Currency gain or loss will be taken into account with respect to accrued bond premium in each taxable year by treating the portion of premium amortized with respect to any period as a return of principal (see "United States Tax Considerations--United States Holders--Purchase, Sale and Redemption of Notes").

     If a United States Holder acquires an Original Issue Discount Note other than upon original issue for an amount more than the Revised Issue Price of such Note on the date of acquisition, but less than the redemption price of such Note, such a Holder will be required to reduce each daily portion of accrued Original Issue Discount by an allocable portion of such acquisition premium. The allocable portion of such acquisition premium will be equal to the daily portion of accrued Original Issue Discount multiplied by a fraction (i) the numerator of which is the excess of the cost of the Original Issue Discount Note incurred by such Holder over the Revised Issue Price of such Note on the date of acquisition and (ii) the denominator of which is the excess of the stated redemption price of the Original Issue Discount Note at maturity over the Revised Issue Price of such Note on the date of acquisition. In the case of an Original Issue Discount Note denominated in a foreign currency, the amount of acquisition premium will be determined in units of foreign currency in which the Note is denominated. The amount of the allocable portion of acquisition premium in units of foreign currency in each taxable year will reduce accrued Original Issue Discount in units of foreign currency for such taxable year. Currency gain or loss will be taken into account with respect to accrued acquisition premium in each taxable year by treating the portion of acquisition premium amortized with respect to any period as a return of principal (see "United States Tax Considerations--United States Holders--Purchase, Sale and Redemption of Notes").

     A Holder may elect to include in gross income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note over the amount paid for such Note by the Holder) based on the compounding of interest at a constant rate. This election for a Note with amortizable bond premium or market discount results in a deemed election to apply the same accrual principles to all of the Holder's debt instruments with amortizable bond premium or market discount. This election may be revoked only with the consent of the IRS.

     Purchase, Sale and Redemption of Notes. A United States Holder's tax basis in a Note will be its U.S. dollar cost. Such Holder's original tax basis in a Note will be increased by (i) the net amount of accrued Original Issue Discount included in income and (ii) the amount of accrued market discount included in income. Such Holder's tax basis in a Note will be decreased by (i) the amount of accrued bond premium and (ii) payments other than Stated Interest received by the Holder with respect to a Note. Although the issue has not yet been directly addressed by Treasury regulations, in the case of a Note denominated in a foreign currency, such Holder's original tax basis likely will be increased by
(i) the net amount of accrued Original Issue Discount income in units of foreign currency translated at the appropriate accrual translation rate in effect during such accrual period and (ii) the amount of accrued market discount included in income in units of foreign currency translated at the average spot rate in effect during such accrual period. Such Holder's tax basis likely will be decreased by (i) payments treated as receipts of accrued bond premium in units of foreign currency translated at the spot rate on the date of acquisition; (ii) payments treated as receipts of accrued Original Issue Discount translated at the appropriate accrual translation rates, or accrued market discount translated at the average spot rate, for the relevant accrual period; and (iii) payments treated as receipts of principal translated at the spot rate on the date of acquisition. In accordance with current Treasury regulations, payments in units of foreign currency received on a Note by such a Holder will be treated first as a receipt of Stated Interest, second as a receipt of Original Issue Discount to the extent accrued, and finally as a receipt of principal.

     Subject to the discussion below and the discussion of Notes that are market discount bonds (see "United States Tax Considerations--United States Holders--Payments of Interest and Original Issue Discount"), upon the sale or redemption of a Note, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or redemption of the Note and the tax basis of the Note. The amount realized on a sale or redemption of a Note denominated in a foreign currency will be equal to the sale proceeds or redemption price in units of foreign currency translated at the spot rate on the date of sale or redemption. Except to the extent described in the next paragraph or described in "United States Tax Considerations--United States Holders--Payments of Interest and Original Issue Discount," gain or loss will be long-term capital gain or loss if at the time of the sale or redemption the Note has been held for more than one year.

     Except to the extent described in the discussion of market discount bonds (see "United States Tax Considerations--United States Holders--Payments of Interest and Original Issue Discount"), the portion of the gain or loss recognized by a United States Holder on the sale or redemption of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. If a United States Holder acquires a Note denominated in a foreign currency on or after the date of original issue, such Holder's currency gain or loss with respect to principal will be calculated by multiplying the principal amount in units of foreign currency by the change in spot rates between the date such Holder acquired the Note and the date it was sold or redeemed. For purposes of computing currency gain or loss, the principal amount of a Note will be a Holder's purchase price for the Note in units of foreign currency. The sum of any currency gain or loss with respect to the principal of and accrued but unpaid interest (including accrued but unpaid Original Issue Discount, if any) on a Note will be realized only to the extent of the total gain or loss realized on the sale or redemption.

     Exchange of Foreign Currency. Foreign currency received as interest on a Note or on the sale or redemption of a Note will have a tax basis equal to its U.S. dollar value (translated at the spot rate) at the time such interest is received or at the time of sale or redemption of the Note. Foreign currency purchased will generally have a tax basis equal to the U.S. dollar cost of acquisition. Any gain or loss recognized on a sale or other disposition of the foreign currency (including its use to purchase Notes or its exchange for U.S. dollars) will be ordinary income or loss.

FOREIGN HOLDERS

     U.S. Withholding Tax. Under United States federal income tax laws now in effect, and subject to the discussion of backup withholding which follows, payments by SRAC or any paying agent thereof (in its capacity as such) of principal of and interest (including payments of Original Issue Discount, if any) on (and premium, if any, on) a Note to a Holder who is not a United States Person will not be subject to United States federal withholding tax, provided in the case of interest (including payments of Original Issue Discount, if any) that (i) such Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of SRAC entitled to vote; (ii) such Holder is not a controlled foreign corporation for United States tax purposes with respect to which SRAC is a "related person" as defined in the Code; and (iii) (A) the beneficial owner of the Note provides a signed written statement to SRAC or its agent, under penalties of perjury, that certifies that it is not a United States Person and provides its name and address, (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on behalf of the beneficial owner provides an intermediary certificate to SRAC or its agent under penalties of perjury that such a statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the payor with a copy thereof, or (C) a securities clearing organization that is the last intermediary in the chain before SRAC or its agent (a "qualified clearing organization") electronically provides an intermediary certificate to SRAC or its agent under penalties of perjury that such a statement has been received from the beneficial owner by it or by an intermediary that is a member of the qualified clearing organization and agrees to furnish (or to cause the relevant member intermediary to furnish) promptly upon the request of SRAC or the Internal Revenue Service such statement. A statement described in this paragraph is effective only with respect to interest payments made to the certifying Holder after the issuance of the statement in the calendar year of its issuance and the two immediately succeeding calendar years.

     U.S. Income Tax. Except for the possible imposition of United States withholding tax (see "United States Tax Considerations--Foreign Holders--U.S. Withholding Tax") and backup withholding tax (see "United States Tax Considerations--Backup Withholding"), payments of principal of and interest (including accrued Original Issue Discount, if any) on (and premium, if any, on) a Note to a Holder who is not a United States Person will not be subject to United States federal income tax, and gains from the sale, redemption or other disposition of a Note will not be subject to United States federal income tax, provided that:

     (a) The Holder (or the fiduciary, settlor, or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or trust; or a partner of such Holder, if such Holder is a partnership) shall not be or have been engaged in a trade or business, or be or have been present in, or have or have had a permanent establishment in the United States;

     (b) There shall not have been a present or former connection between such Holder (or between the fiduciary, settlor, or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or trust; or a partner of such Holder, if such Holder is a partnership) and the United States, including, without limitation, such Holder's status as a citizen or former citizen thereof or resident or former resident thereof; and

     (c) The Holder (or the fiduciary, settlor, or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or trust; or a partner of such Holder, if such Holder is a partnership) is not and has not been, for United States tax purposes, (i) a personal holding company, (ii) a corporation that accumulates earnings to avoid United States federal income tax, or (iii) a person treated as making an election the effect of which is to make payments of principal of and interest (including accrued Original Issue Discount, if any) on (and premium, if any, on) Notes subject to United States federal income tax.

     If a Holder who is not a United States Person is engaged in a trade or business in the United States and interest (including accrued Original Issue Discount, if any), gain or income in respect of a Note of such Holder is effectively connected with the conduct of such trade or business, the Holder, although exempt from the withholding tax discussed in the preceding paragraphs, may be subject to United States income tax on such interest (including accrued Original Issue Discount, if any), gain or income at the statutory rates provided for United States Persons after deduction of deductible expenses allocable to such effectively connected interest, gain or income. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies under a United States income tax treaty with the Holder's country of residence. For this purpose, interest (including accrued Original Issue Discount, if any), gain or income in respect of a Note will be included in earnings and profits subject to the branch tax if the interest (including accrued Original Issue Discount, if any), gain or income is effectively connected with the conduct of the United States trade or business of the Holder.

     U.S. Estate Tax. A Note held by an individual who at the time of death is not a citizen or resident of the United States will generally not be subject to United States federal estate tax if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of SRAC and interest (including accrued Original Issue Discount, if any) on the Note is not effectively connected with a United States trade or business of the individual.

BACKUP WITHHOLDING

     A 31% "backup" withholding tax and information reporting requirements apply to certain payments of principal of and interest (including payments of Original Issue Discount, if any) on (and premium, if any, on) an obligation, and to proceeds of the sale of an obligation before maturity, to certain noncorporate United States Holders, if such Holders fail to provide correct taxpayer identification numbers and other information or fail to comply with certain other requirements. SRAC, its paying agent, or a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding, a tax equal to 31% of such payment unless the Holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations and certain other conditions are met.

     In the case of payments of principal of and interest (including payments of Original Issue Discount, if any) on (and premium, if any, on) Notes by SRAC or paying agents of SRAC to Holders who are not United States Persons, temporary Treasury regulations provide that backup withholding and information reporting will not apply if the Holder has provided the required certification of its non-United States status under penalties of perjury or has otherwise established an exemption (provided that neither SRAC nor its paying agent has actual knowledge that the Holder is a United States Person or the conditions of any other exemption are not in fact satisfied). In addition, if payment is collected by a foreign office of a custodian, nominee or other agent acting on behalf of an owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding to its payments to such owner. However, in such case if the custodian, nominee or other agent is a United States Person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, such custodian, nominee or other agent will be subject to certain information reporting requirements with respect to such payment unless such custodian, nominee or other agent has evidence in its records that the Holder is not a United States Person and no actual knowledge that such evidence is false or the Holder otherwise establishes an exemption or is an exempt recipient. An exempt recipient includes a bank, corporation or Financial Institution.

     Under current regulations, payments of the proceeds of the sale of a Note by a Holder who is not a United States Person to or through a foreign office of a broker will not be subject to backup withholding. Payments by foreign offices of a broker that is a United States Person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or the broker has evidence in its records that the payee is not a United States Person and no actual knowledge that such evidence is false. Payments of the proceeds of a sale to or through the United States office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalty of perjury that he is not a United States Person and provides his name and address or the payee otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder's United States federal income tax, provided that the required information is furnished to the United States Internal Revenue Service.

     The foregoing is based on the Internal Revenue Code of 1986, as amended, regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof. Subsequent developments in these areas could have a material effect on this opinion.

                              PLAN OF DISTRIBUTION

     The Notes are offered on a continuing basis by SRAC through the Agents, each of which has agreed to use its reasonable efforts to solicit purchases of the Notes. It is also anticipated that SRAC will offer Notes directly to brokers or dealers, investment companies (or separate accounts), insurance companies, banks, savings and loan associations, trust companies or similar institutions, and trusts for which a bank, savings and loan association, trust company or investment adviser is the trustee or authorized to make investment decisions. SRAC will pay each Agent a commission ranging from .125% to .750% (or such other rate as may from time to time be negotiated between such Agent and SRAC) of the principal amount of Notes sold through such firm as Agent, depending on maturity. SRAC has also agreed to reimburse the Agents for certain of their expenses.

     SRAC may also sell the Notes to any Agent, as principal, at negotiated discounts for resale to investors or other purchasers. SRAC reserves the right to sell Notes directly on its own behalf in those jurisdictions where it and its employees may be registered or qualified to do so or in transactions in which they are exempt from such registration or qualification. No commission will be payable on any sales made directly by SRAC.

     Each Agent may act as an agent for sales of Notes, or may offer the Notes they have purchased as principal, to or through dealers and, unless otherwise specified in the applicable Pricing Supplement, such dealers may receive compensation in the form of discounts, concessions or commissions from the Agents not in excess of 66 2/3% of the discount or commission received by the Agent from SRAC.

     Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices related to prevailing prices determined at the time of sale or may be resold to or through certain dealers as described above. After an initial public offering of Notes purchased by an Agent as principal that are to be resold to investors and other purchasers on a fixed public offering price basis, the offering and other selling terms may be varied by such Agent. The applicable Pricing Supplement may set forth further information with respect to distribution of the Notes.

     In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and syndicate short positions involve the sale by the Agents of a greater number of Notes than they are required to purchase from the Company in the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     SRAC will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer received by it. Payment of the purchase price of Notes will be required to be made in immediately available funds.

     Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). SRAC has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

     The Notes are a new issue of securities with no established trading market. The Agents have informed SRAC that they intend to make a market in the Notes, but are under no obligation to do so and such market making may be discontinued at any time. No assurance can be given as to the liquidity of a trading market for the Notes.

                                 LEGAL OPINION

     The legality of the Notes is being passed upon for the Company by Nancy K. Bellis, an Assistant General Counsel of Sears.

                         SEARS ROEBUCK ACCEPTANCE CORP.

                                DEBT SECURITIES

                         ------------------------------

     Sears Roebuck Acceptance Corp. ("SRAC") from time to time may offer up to $3,800,200,000 aggregate initial offering price of its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities"). If so provided in the accompanying Prospectus Supplement, the Debt Securities of any series may be represented in whole or in part by one or more Global Securities ("Global Securities") registered in the name of a depository's nominee and, if so represented, beneficial interests in such Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the depository and its participants. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus. It is anticipated that SRAC will sell Debt Securities directly to institutional investors and may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. See "Plan of Distribution." The accompanying Prospectus Supplement or Prospectus Supplements (the "Prospectus Supplement") sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

     The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of SRAC or the Holder, terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters, deferred pricing arrangements, if any, and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement.

     As used herein, Debt Securities shall include securities denominated in U.S. dollars or, at the option of SRAC if so specified in the applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is February 23, 1998.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    3
Reports to Holders of Debt Securities.......................    3
Incorporation of Certain Documents by Reference.............    3
Sears Roebuck Acceptance Corp. .............................    4
Use of Proceeds.............................................    4
Summary Financial Information...............................    5
Ratio of Earnings to Fixed Charges..........................    6
Description of Debt Securities..............................    6
Plan of Distribution........................................   10
Legal Opinion...............................................   10
Experts.....................................................   10

                             AVAILABLE INFORMATION

     SRAC and Sears, Roebuck and Co. ("Sears"), SRAC's parent, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Sears also files proxy statements with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). Reports and other information concerning SRAC can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Sears can also be inspected at the offices of the New York Stock Exchange, Inc., the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     Additional information regarding SRAC, Sears and the Debt Securities is contained in the Registration Statement and the exhibits relating thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to SRAC, Sears and the Debt Securities, reference is made to the Registration Statement, and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     Holders of Debt Securities will receive annual reports containing information, including financial information that has been audited and reported on by independent public accountants, about SRAC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Annual Reports on Form 10-K for the year ended December 28, 1996 filed by SRAC and Sears, the Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997, June 28, 1997 and September 27, 1997 filed by SRAC and Sears, and the Current Reports on Form 8-K for January 7, January 23, April 10, June 3, June 5, June 11 and October 16, 1997 and January 22 and February 18, 1998 filed by Sears and for February 25, May 9, May 13 and September 18, 1997 and January 8, 1998 filed by SRAC with the Commission pursuant to Section 13 of the Exchange Act, are incorporated in and made part of this Prospectus by reference.

     All documents filed by SRAC or Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities (other than those portions of such documents described in paragraphs
(i), (k) and (I) of Item 402 of Regulation S-K promulgated by the Commission) shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     SRAC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR

SUCH COPIES SHOULD BE DIRECTED TO SEARS ROEBUCK ACCEPTANCE CORP., 3711 KENNETT PIKE, GREENVILLE, DELAWARE 19807, ATTENTION: VICE PRESIDENT, FINANCE (302/888-3100).

                         SEARS ROEBUCK ACCEPTANCE CORP.

     SRAC is a wholly-owned subsidiary of Sears and was incorporated in 1956 under the laws of Delaware. Its general offices are located at 3711 Kennett Pike, Greenville, Delaware 19807 (302/888-3100). SRAC raises funds primarily from the direct placement of commercial paper with corporate and institutional investors and through intermediate-term loans, discrete underwritten debt and medium-term notes. SRAC uses borrowing proceeds to acquire short-term notes of Sears and purchase outstanding receivable balances from Sears. Sears, which is a multi-line retailer that conducts domestic and international merchandising operations, uses the funds obtained from SRAC for general funding purposes. SRAC, and not Sears, will be the sole obligor on the Debt Securities.

     SRAC's income is derived primarily from the earnings on its investment in the notes and receivable balances of Sears. The interest rate on Sears notes is presently calculated so that SRAC maintains an earnings to fixed charges ratio of at least 1.25. The yield on the investment in Sears notes is related to SRAC's borrowing costs and, as a result, SRAC's earnings fluctuate in response to movements in interest rates and changes in Sears borrowing requirements. Subject to the provisions of the Indenture relating to the Debt Securities, SRAC will be required to maintain a ratio of earnings to fixed charges (determined in accordance with Item 503(d) of Regulation S-K promulgated by the Commission) of not less than 1.10 for any fiscal quarter and cause Sears to maintain ownership of all voting stock of SRAC as long as any Debt Securities are outstanding, and Sears has agreed to pay SRAC such amounts as may be necessary for such purpose and to maintain such ownership. See "Description of Debt Securities--Certain Restrictions."

     At December 31, 1997, SRAC had eight employees.

                                USE OF PROCEEDS

     The net proceeds to be received by SRAC from the sale of the Debt Securities offered hereby will be added to its general funds and initially used to reduce short-term indebtedness. As indicated under "Sears Roebuck Acceptance Corp.," SRAC's principal business is the purchase of short-term notes of Sears; also, on occasion, SRAC purchases receivable balances from Sears domestic credit operations. SRAC expects to incur additional indebtedness, but the amount and nature thereof have not yet been determined and will depend on economic conditions and certain capital requirements of Sears. It is anticipated that Sears and its subsidiaries will continue their practice of short-term borrowing and will, from time to time, incur additional long-term debt and engage in securitization programs in which interests in pools of credit card receivables are sold in public or private transactions. Sears also may, from time to time, issue equity securities.

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth certain summary financial information of SRAC for the five fiscal years ended December 28, 1996. The summary information should be read in conjunction with the financial statements of SRAC and the notes thereto incorporated herein by reference.

                                                  1996      1995     1994     1993     1992
                                                  ----      ----     ----     ----     ----
                                                            (DOLLARS IN MILLIONS)
Operating Results
Total revenues.................................  $   689   $  510   $  283   $  338   $   697
Interest and related expenses..................      546      405      219      236       483
Total expenses.................................      548      407      221      277       532
Income taxes...................................       49       36       22       21        56
Net income.....................................       92       67       40       40       108
Financial Position
Assets
  Notes of Sears...............................  $11,609   $8,397   $6,843   $3,404   $10,494
  Receivable balances purchased from Sears.....       76       81       82       88       963
  Total assets.................................   12,004    8,635    7,031    4,146    12,415
Liabilities
  Commercial paper.............................  $ 3,324   $4,451   $4,913   $2,475   $ 8,515
  Agreements with bank trust departments.......       82      137       87      140       398
  Intermediate-term loans......................      715      895      845       --        --
  Medium-term notes............................    4,834    1,384       --       --        --
  Discrete underwritten debt...................    1,298      499       --       --        --
  Loan agreements with Sears Overseas Finance,
     N.V. .....................................       --       --       --      380       332
  Total liabilities............................   10,317    7,390    5,854    3,008     9,287
Sears, Roebuck and Co. investment in SRAC
  Capital stock (including capital in excess of
  par value)...................................  $   385   $   35   $   35   $   35   $   365
  Retained income..............................    1,302    1,210    1,143    1,103     2,763
Debt as percentage of equity...................      608%     592%     496%     263%      296%
Other Pertinent Data
Commercial paper
  Average daily outstandings...................  $ 4,387   $4,963   $3,615   $3,812   $ 9,328
Agreements with bank trust departments
  Average daily outstandings...................       98      154      124      402       747
Contractual credit facilities (year-end).......    5,000    5,720    5,132    4,200    10,812

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for SRAC for the nine-month period ended September 27, 1997 was 1.25 and for the years ended December 28, 1996, December 30, 1995, and December 31, 1994, 1993 and 1992 was 1.26, 1.26, 1.29,
1.26 and 1.34, respectively. Earnings consist of net income plus fixed charges and income taxes. Fixed charges consist of interest costs and amortization of debt discount and expense; rental expense is insignificant with no effect on the calculation. The interest rate paid by Sears to SRAC on its investment in Sears notes is presently calculated to produce earnings sufficient to cover SRAC's fixed charges at least 1.25 times.

     The ratio of income to fixed charges for Sears and its consolidated subsidiaries for the nine-month period ended September 27, 1997 was 2.05 and for the years ended December 28, 1996, December 30, 1995, and December 31, 1994 and 1993 was 2.40, 2.15, 2.06 and 1.66, respectively. For the year ended December 31, 1992, earnings did not cover fixed charges by $2,870 million. In the computation of the ratio of income to fixed charges for Sears and its consolidated subsidiaries, income consists of income from continuing operations less undistributed net income of unconsolidated subsidiaries plus fixed charges (excluding capitalized interest) and federal and state income taxes. Fixed charges consist of interest costs plus the portion of operating lease rentals which is estimated to represent the interest element in such rentals.

                         DESCRIPTION OF DEBT SECURITIES

     The following descriptions of the terms of the Debt Securities set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities are to be issued under one of the Indentures (each, an "Indenture") referred to in the following sentence, a copy of the form of which has been filed as an exhibit to the Registration Statement. SRAC has entered into an Indenture with The Chase Manhattan Bank, as Trustee, and may enter into Indentures with one or more other Trustees eligible to act as Trustee (each, a "Trustee") under an Indenture pursuant to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The particular Indenture under which any series of Debt Securities is to be issued, and the identity of the Trustee under such Indenture, will be identified in the Prospectus Supplement relating to such series of Debt Securities. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference.

GENERAL

     The Debt Securities will be unsecured obligations of SRAC.

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (vi) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any;
(vii) the date or dates, if any, after or on which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption, conversion or exchange provisions, be redeemed, converted or exchanged at the option of SRAC or of the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (viii) any subordination provisions; (ix) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by SRAC, and the other detailed terms and provisions of such sinking fund; (x) if other than the principal amount thereof, the amount of Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (xi) the terms of any warrants attached to the Offered Debt Securities; (xii) the currency or currencies, including European Currency Units or other composite currencies, in which Offered Debt Securities may be purchased and in which principal, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (xiii) any index used to determine the amount of payments of principal, premium, if any, and interest, if any, on the Offered Debt Securities; (xiv) whether the Offered Debt Securities are issuable in whole or in part as one or more Global Securities and, in such case, the name of the Depository for such Global Security or Global Securities; (xv) the place or places, if other than as set forth in the Indenture, where the principal, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; and (xvi) any other terms relating to the Offered Debt Securities not inconsistent with the Indenture but which may modify or delete any provision of the Indenture insofar as it applies to such series; provided that no term thereof shall be modified or deleted if imposed under the Trust Indenture Act and that any modification or deletion of the rights, duties or immunities of the Trustee shall have been consented to in writing by the Trustee.

     Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities (other than Debt Securities represented by Global Securities) will be transferable, at the office or agency of SRAC maintained for such purposes in the Borough of Manhattan of the City of New York, and at such other places, if any, in the city in which the principal executive offices of SRAC or the city in which the principal corporate trust office of the Trustee are located, as SRAC may designate, which, except as otherwise specified in the Prospectus Supplement relating to a particular series of Offered Debt Securities, will initially include the principal corporate trust office of the Trustee in the Borough of Manhattan of The City of New York and the principal executive offices of SRAC in Greenville, Delaware. Unless other arrangements are made, interest on the Debt Securities (other than Debt Securities represented by Global Securities) will be paid by checks mailed to the Holders at their registered addresses. (Sections 2.5, 3.1, 3.2) Information with respect to payment of principal, premium, if any, and interest, if any, on, and transfers of beneficial interests in, Debt Securities represented by Global Securities will be set forth in the Prospectus Supplement relating thereto.

     If the principal, premium, if any, and interest, if any, will be payable in a currency other than U.S. dollars, including European Currency Units or another composite currency, and such currency is not available for payment due to the imposition of exchange controls or other circumstances beyond the control of SRAC, SRAC shall satisfy its payment obligations in U.S. dollars on the basis of the Market Exchange Rate for such currency on the latest date for which such rate was established on or before the date on which payment is due. (Section 2.12)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but SRAC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 2.2, 2.5)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of a default and the continuation thereof.

CERTAIN RESTRICTIONS

     The Indenture provides that SRAC will maintain a Fixed Charge Coverage Ratio for any fiscal quarter of not less than 1.10 and that SRAC will cause Sears to maintain ownership of all the voting stock of SRAC. "Fixed Charge Coverage Ratio" means SRAC's ratio of earnings to fixed charges determined in accordance with Item 503(d) of Regulation S-K promulgated by the Commission, as in effect on the date of the Indenture. Pursuant to letter agreements between SRAC and Sears (the "Fixed Charge Coverage and Ownership Agreement"), Sears has agreed, for the benefit of holders of outstanding Debt Securities, that, (i) as long as SRAC is so required to maintain such Fixed Charge Coverage Ratio, Sears will pay SRAC such amounts which, together with any other earnings available therefor, are sufficient for SRAC to maintain such Fixed Charge Coverage Ratio, and (ii) as long as SRAC is so required to cause Sears to maintain ownership of SRAC, Sears will maintain such ownership. The Indenture provides that SRAC (i) will cause Sears to observe and perform in all material respects all covenants or agreements of Sears contained in the Fixed Charge Coverage and Ownership Agreement and (ii) will not amend, waive, terminate or otherwise modify any provision of the Fixed Charge Coverage and Ownership Agreement. (Section 3.6)

DEFAULTS

     The following are defaults with respect to any series of Debt Securities:
(a) failure to pay the principal amount (and premium, if any) on such series when due and payable; (b) failure to pay any interest on such series when due, continued for 30 days (unless the entire amount of such payment is deposited by SRAC with the Trustee or with a paying agent prior to the expiration of 30 days); (c) failure to perform any other covenant of SRAC in the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of Debt Securities other than that series), continued for 60 days after written notice; (d) acceleration of $100,000,000 or more in principal amount of indebtedness for borrowed money of SRAC (including acceleration with respect to Debt Securities other than that series) or Sears under the terms of the instrument under which such indebtedness is issued or secured (including the Indenture), if such indebtedness shall not have been discharged or such acceleration is not annulled within 30 days after written notice or prior to the time principal owed on the outstanding Debt Securities of that series shall be declared due and payable, except as a result of compliance with applicable laws, orders or decrees; and (e) certain events of bankruptcy, insolvency, or reorganization. In addition, a particular series of Debt Securities may provide for additional events of default, as may be described in the Prospectus Supplement. If a default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of a majority in principal amount of the outstanding Debt Securities of that series may declare the principal amount of such series (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) due and payable immediately, which declaration may, in certain instances, be annulled by the Holders of a majority of the principal amount of outstanding Debt Securities of that series. In the case of such declaration, there would become due and payable such principal amount plus any accrued interest or other periodic payments. (Section 6.1)

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of a default and unless also the Holders of a majority of the principal amount of outstanding Debt Securities of that series shall have made written request upon the Trustee, offering reasonable indemnity, to institute such proceeding as Trustee, and the Trustee shall have neglected or refused to institute such proceeding within a reasonable time. However, the right of any Holder of any Debt Security of that series to enforce the payment of principal and interest on such Debt Security, on or after the due dates expressed in such Debt Security, may not be impaired or affected. (Section 6.7)

     SRAC is required to furnish annually to the Trustee statements as to the performance or fulfillment of its covenants, agreements or conditions in the Indenture and as to the absence of default. (Section 3.4)

MODIFICATION OR AMENDMENT OF THE INDENTURE

     Modifications and alterations of the Indenture may be made by SRAC with the consent of the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of each series affected by the modification or alteration, provided that no such change shall be made without the consent of the Holders of each Debt Security then outstanding affected thereby which will
(a) permit the extension of the time of payment of any payment on any such Debt Security, or a reduction in any such payment, or (b) reduce the above-stated percentage of Holders of any series of Debt Securities whose consent is required to modify or alter the Indenture. (Article Xl)

DEFEASANCE

     Unless otherwise provided for in the accompanying Prospectus Supplement, SRAC may discharge the Indenture with respect to Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace mutilated, destroyed, lost and stolen Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee or a paying agent, in trust, of (1) money in an amount sufficient, or (2) U.S. Government Obligations (if the Debt Securities are denominated in U.S. dollars) or Eligible Obligations (if the Debt Securities are denominated in a Foreign Currency) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient, or (3) any combination thereof in an amount sufficient, to pay the principal, premium, if any, and each installment of interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of the Indenture and such Debt Securities. Such a trust may only be established if, among other things, SRAC has received a ruling from the Internal Revenue Service or an opinion of recognized counsel who is not an employee of SRAC based on a change of law, in either case to the effect that, among other things, the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. Notwithstanding such deposit, the obligations of SRAC under the Indenture to pay interest and principal shall remain in full force and effect until the Debt Securities of such series have been paid in full. (Section 13.4)

     If and when a ruling from the Internal Revenue Service or an opinion of recognized counsel can be provided without reliance upon the continuation of SRAC's obligations regarding the payment of interest and principal, then such obligations of SRAC shall cease upon delivery to the Trustee of such ruling or opinion and compliance with the other conditions precedent provided for in the Indenture. (Section 13.4) Under present ruling positions of the Internal Revenue Service, such a ruling is not obtainable.

REGARDING THE TRUSTEE

     The Chase Manhattan Bank, which is a Trustee under an Indenture, performs other services for SRAC.

                              PLAN OF DISTRIBUTION

     SRAC may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. It is anticipated that SRAC will offer Debt Securities directly to brokers or dealers, investment companies, insurance companies, banks, savings and loan associations, trust companies or similar institutions, and trusts for which a bank, savings and loan association, trust company or investment adviser is the trustee or authorized to make investment decisions.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Offered Debt Securities.

     In connection with the sale of Debt Securities, underwriters may receive compensation from SRAC or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts, commissions or concessions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

     Under agreements that may be entered into by SRAC, underwriters, dealers and agents that participate in the distribution of Debt Securities may be entitled to indemnification by SRAC against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINION

     Unless otherwise specified in the accompanying Prospectus Supplement, the legality of the Debt Securities is being passed upon for SRAC by Nancy K. Bellis, an Assistant General Counsel of Sears.

                                    EXPERTS

     The annual financial statements incorporated by reference in this prospectus and the financial statements from which the Summary Financial Information included in this Prospectus have been derived have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. Such financial statements and Summary Financial Information have been incorporated by reference and included herein, respectively, in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information contained in the Quarterly Reports on Form 10-Q for Sears and SRAC, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Quarterly Reports on Form 10-Q for Sears and SRAC and incorporated by reference herein, they did not audit and they did not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

==============================                ==================================

                                                    U.S. $2,000,000,000

                                                       SEARS ROEBUCK
                                                      ACCEPTANCE CORP.

                                                 MEDIUM-TERM NOTES SERIES V

                                                      ----------------

                                                   PROSPECTUS SUPPLEMENT

                                                      ----------------

                                                    GOLDMAN, SACHS & CO.
                                                    MERRILL LYNCH & CO.
                                                 MORGAN STANLEY DEAN WITTER
                                                    SALOMON SMITH BARNEY
                                                       SEARS ROEBUCK
                                                      ACCEPTANCE CORP.

=============================                 ==================================